Exhibit 10.1

AMENDED AND RESTATED SEPARATION AGREEMENT

It is hereby agreed by and between Stephen Johnson, an individual residing at XXXXX (“Employee”) and FC Global Realty Incorporated, a Nevada corporation with its principle place of business at 40 Ramland Road, Suite 200, Orangeburg, NY 10962 (the “Company”), by its authorized representative, that:

1.	Employee was employed by the Company under the terms of that certain employment agreement, dated July 28, 2017, between the Company and the Employee (the “Employment Agreement”) until he resigned on December 22, 2017, with such resignation effective as of January 2, 2018, under a Separation Agreement entered into between the Company and the Employee on December 22, 2017 (the “Separation Agreement”). The Company and the Employee acknowledge that that first payment under the Separation Agreement was made in accordance with the Separation Agreement. The Company and Employee agree to amend and restate the terms of the Separation Agreement in its entirety. Upon the execution of this Amended and Restated Separation Agreement (this “Agreement”) the terms of this Agreement will supersede in its entirety all terms contained in the Employment Agreement and the Separation Agreement.

2.	The purpose of this Agreement is to resolve all differences that may now exist, or may arise in the future under state or federal law regarding the employment and separation of Employee from employment with the Company, and to avoid any unnecessary expenditure of time and expense to both parties with regard to such matters. The parties agree that the following terms of agreement are in their mutual best interest.

3.	This Agreement constitutes the complete understanding between the parties. No other promises or agreements shall be binding or have any effect unless signed by Employee and the Company.

4.	Neither the negotiation, undertaking or signing of this Agreement constitutes or operates as an acknowledgement or admission by the Company that either the Company, any parent company, subsidiaries, affiliates, divisions, and its and their successors, assigns, present or former directors, officers, agents, fiduciaries or employees or any person acting on behalf of the Company (individually and collectively the “Releasees”) have violated or failed to comply with any provision of federal or state constitutions, statutes, laws or regulations, or municipal ordinances or regulations, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sec. 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. Sec. 1981, the Equal Pay Act of 1963, 29 U.S.C. Sec. 206(d), the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 et seq., the Americans with Disabilities Act, 42 U.S.C. Sec. 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sec. 1001 et seq. or with any and all principles of common law, whether in contract or tort.

5.	As consideration for this Agreement, the Company agrees to pay to Employee One Hundred Twenty-Two Thousand, Five Hundred Dollars and Sixty-Four Cents ($122,500.64) in eleven (11) installments as follows: the first six installments of Ten Thousand Dollars ($10,000), the following four installments of Twelve Thousand, Five Hundred Dollars ($12,500) and the final one installment of Twelve Thousand, Five Hundred Dollars and Sixty-Four Cents ($12,500.64). The first payment shall be made on or before February 15, 2018 by wire to the Employee’s bank account and the subsequent payments shall be made on or before the 15th day of each succeeding month, with the final installment to be paid on or before December 15, 2018, with all payments also made by wire to the Employee’s bank account. In addition, the Company agrees to issue to Employee Two Hundred Seventy One Thousand Shares (271,000) shares (subject to appropriate adjustment for any stock splits, stock or business combinations, recapitalizations or similar events occurring after the date hereof) of the Company’s common stock (the “Subject Shares”) as follows. On any business day during the period commencing on the date that is six months after the date hereof and ending on the date that is three business days after such six-month anniversary, the Company shall issue the Subject Shares to Employee by causing the transfer agent for the Company’s common stock to, as directed by Employee: (a) credit all of the Subject Shares to balance account of the Employee’s designee with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (DWAC) system, (b) issue and deliver to the Employee or its designee certificates, registered in the name of the Employee or its designee, representing all of the Subject Shares, or (c) issue and deliver to the Employee or its designee all of the Subject Shares through the Direct Registration System (DRS) of DTC and deliver a statement with respect thereto to the Employee or its designee, and in any case, the Subject Shares shall not bear, or otherwise be subject to, any restrictive legend (including, without limitation, any legend relating to compliance with the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws) or be subject to any stop-transfer instructions. The Company will also provide a health (medical, dental and/or vision) insurance reimbursement payment for Employee and his family, for a period of eleven (11) months. The agreed upon amount for medical coverage is $3,025 per month and shall be sent via check or wire on or before the 15th of the month. The foregoing consideration is in lieu of any other payments that Employee may already be entitled to receive under Company policies, the Employment Agreement, or the Separation Agreement. This consideration is meant to, and does, include any vacation pay to which Employee is entitled. Employee acknowledges and agrees that he is not otherwise entitled to receive all or any portion of the consideration described in this paragraph.

6.	With a view to making available to the Employee the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) and otherwise facilitating the resale of the Subject Shares by the Employee, the Company agrees to use its reasonable best efforts to, through June 30, 2019, (a) make and keep public information available, as those terms are understood and defined Rule 144, and (b) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the Securities Exchange Act of 1934, as amended. Employee acknowledges and agrees that he shall sell the Subject Shares only pursuant to Rule 144 or pursuant to another available exemption from registration under the Securities Act.

7.	In consideration of the benefits described in Paragraph 5 above and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by Employee, Employee hereby releases, for himself and for his heirs, executors, administrators, successors and assigns, the Releasees, from any and all claims, causes of action, or liabilities whatsoever, including, but not limited to, (a) any claim of discrimination, (b) any claim of backpay, compensatory or punitive damages, (c) any claim specifically arising directly or indirectly out of the Employment Agreement, Separation Agreement, or any other employment agreement Employee may have with the Company or Employee’s employment relationship with the Company, (d) any claim arising from any rights or claims in law or equity for wrongful discharge, discriminatory treatment under any local, state or federal law or regulation, (e) any claim under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sec. 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. Sec. 1981, the Equal Pay Act of 1963, 29 U.S.C. Sec. 206(d), the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 et seq., the Americans with Disabilities Act, 42 U.S.C. Sec.12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sec. 1001et seq., the Family and Medical Leave Acts (the Connecticut Family and Medical Leave Act, Sec. 31-51kk, et seq. and the federal Family and Medical Leave Act, 29 U.S.C. 2601, et seq.), (f) any claim of statutory or common law right to attorney’s fees recoverable in any action associated with the foregoing laws or regulations, (g) any claim of personal injury, breach of contract, defamation, mental anguish, injury to health and/or personal reputation and (h) any other claim arising out of, or accruing during, Employee’ employment with, or termination of his employment from, the Company. The release of claims in this Agreement shall extend to claims of any nature whatsoever, including claims that are known or unknown, suspected or unsuspected, contingent or certain.

8.	The Company and the Employee agree to waive, release, and promise not to bring or pursue any judicial, quasi-judicial or administrative action against each other and the Company and the Employee each agree to indemnify, hold harmless and release each other for any and all claims that one may have against the other, or in the case of the Company, against its officers, directors or agents, prior to, during, or following the term of Employment of the employee that relate to the time during which the Employee was employed by the Company. For the avoidance of doubt, the Company releases (on behalf of itself and its officers, directors, affiliates, executives, representatives, agents, and assigns) Employee (for himself and for his heirs, executors, administrators, successors and assigns) from any and all claims, causes of action, or liabilities whatsoever, arising or that may have arisen through the date the Company executes this Agreement, including claims that are known or unknown, suspected or unsuspected, contingent or certain.

9.	Employee and the Company each agree to withdraw and obtain dismissal, with prejudice, of any and all charges or actions filed against the other party, if any there be, with any state or federal court and any state, federal, or other governmental or administrative agency or court, which relate in any way to Employee’s employment with, or separation from the Company.

10.	Employee accepts the benefits set forth in paragraph 5 above as full and final satisfaction for any past, present or future claim to or for reinstatement, back pay or any compensatory relief available under federal or state constitutions, statutes, laws or regulations, municipal ordinances or regulations, or common law, including but not limited to, those statutes and principles of common law set forth in paragraph 7 above, up to and including the date of this Agreement.

11.	Each party agrees not to make public or to disclose to anyone in any manner the terms of this Agreement, except as may be necessary for the Company to comply with its disclosure requirements under applicable securities laws, and except as required to be disclosed to Employee’s or the Company’s accountants and auditors for purposes of the preparation of financial records or tax returns. Employee shall not knowingly disparage the Company or any of its affiliates or any of the Company’s or its affiliates’ officers, employees or agents. Neither the Company’s nor its affiliates’ officers, employees or agents shall knowingly disparage Employee.

12.	Employee acknowledges and agrees:

a.	that he has, by virtue of this paragraph, been advised to consult with counsel of his own choice and that he has been given the opportunity to do so prior to executing this Agreement;

b.	that he has read this Agreement, that he understands all of the terms of this Agreement, and that he enters into this Agreement freely and voluntarily;

c.	that the release set forth in this Agreement is intended to include in its effect and does include, without limitation, all claims which he does not know or suspect to exist in his favor at the time of the execution of this Agreement, and that the terms agreed upon contemplate and extinguish any and all such claims;

d.	that if Employee is 40 years of age or older he received this Agreement on the date hereof and that he shall have a period of twenty-one (21) days thereafter in which to consider the terms of this Agreement;

e.	that if Employee is 40 years of age or older and he elects to execute this Agreement, he shall have a period of seven (7) days following the execution of the Agreement in which to revoke the Agreement, and that the Agreement will not become effective or enforceable until this seven-day period has expired.

13.	In the event that either party breaches any provision of this Agreement, the breaching party will be liable for all damages the other party may suffer as a result of such breach, plus any costs and reasonable attorneys’ fees reasonably incurred in recovering those sums.

14.	Each party expressly waives trial by jury of any claim that this Agreement has been breached.

15.	The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

16.	The terms of this Agreement shall be governed by and interpreted in accordance with the laws of New York, without regard to its conflicts of law rules.

IN WITNESS WHEREOF, the parties have hereunto set their hands.

As of February 12, 2018	/s/ Stephen M. Johnson
Name: Stephen Johnson

As of February 12, 2018	FC GLOBAL REALTY INCOPORATED

	By:	/s/ Matthew Stolzar
Name: Matthew Stolzar
Its Authorized Representative